Filed pursuant to Rule 424(b)(3)

Registration No. 333-252515

PROSPECTUS SUPPLEMENT NO. 19

(to Prospectus dated February 16, 2021)

Danimer Scientific, Inc.

Up to 32,435,961 Shares of Common Stock

Up to 16,279,253 Shares of Common Stock Issuable Upon Exercise of Warrants and Options

This prospectus supplement supplements the prospectus dated February 16, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-252515). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on January 21, 2022 (but excluding the portion thereof that has been furnished and not filed with the Securities and Exchange Commission) (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.  The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 16,279,253 shares of our Class A common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 6,000,000 shares of Common Stock that are issuable upon the exercise of 6,000,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of Live Oak Acquisition Corp., our predecessor company (“Live Oak”), (ii) up to 10,000,000 shares of Common Stock that are issuable upon the exercise of 10,000,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Live Oak and (iii) up to 279,253 shares of Common Stock issuable upon exercise of Non-Plan Legacy Danimer Options. We will receive the proceeds from any exercise of any Warrants for cash.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of (i) up to 32,435,961 shares of Common Stock (including up to 6,000,000 shares of Common Stock that may be issued upon exercise of the Private Warrants) and (ii) up to 6,000,000 Private Warrants. We will not receive any proceeds from the sale of shares of Common Stock or the Private Warrants by the Selling Securityholders pursuant to the Prospectus and this prospectus supplement.

Our registration of the securities covered by the Prospectus and this prospectus supplement does not mean that the Selling Securityholders will offer or sell any of the shares. The Selling Securityholders may sell the shares of Common Stock covered by the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

Our Common Stock is listed on The New York Stock Exchange under the symbol “DNMR”. On January 21, 2022, the closing price of our Common Stock was $4.54. Our Public Warrants were previously traded on The New York Stock Exchange under the symbol “DNMR WS”; however, the Public Warrants ceased trading on the New York Stock Exchange and were delisted following their redemption.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 4 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 21, 2022.

United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2022

DANIMER SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39280	84-1924518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

140 Industrial Boulevard Bainbridge, Georgia	39817
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 243-7075

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	DNMR	The New York Stock Exchange

Item 1.01	Entry Into a Material Definitive Agreement.

The information set forth under Item 5.02(c) below is incorporated in its entirety herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       In connection with the hiring of Michael A. Hajost, John A. Dowdy, III will cease serving as the Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer of Danimer Scientific, Inc. (the “Company”) effective as of the later of March 1, 2022 and the date on which the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 has been filed with the Securities and Exchange Commission (the “Form 10-K Filing Date”). Mr. Dowdy will continue to serve in his current capacities as Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer until such date and thereafter will remain employed by the Company and serve as the Company’s Senior Vice President of Financial Planning and Analysis.

(c)       On January 16, 2022, Michael A. Hajost and the Company entered into an Employment Agreement (the “Employment Agreement”). Under the Employment Agreement, Mr. Hajost will commence his employment with the Company on February 7, 2022 initially in the role of Special Advisor to the Chief Executive Officer. Effective as of the later of March 1, 2022 and the Form 10-K Filing Date, Mr. Hajost will become the Company’s Chief Financial Officer. When he becomes the Company’s Chief Financial Officer, Mr. Hajost will also serve as the Company’s Principal Financial Officer and Principal Accounting Officer.

Mr. Hajost is 58 years old. Since January 2019, Mr. Hajost has served as Executive Vice President, Finance, and Chief Financial Officer of Strategic Materials, Inc., a North American glass recycler with approximately 900 employees in over 50 locations throughout the U.S., Canada and Mexico. During his career at Strategic Materials, Mr. Hajost has had responsibility for numerous corporate and operating finance functions, upgraded key finance positions and led the overhaul of that company’s financial reporting framework. Prior to Strategic Materials, Mr. Hajost was Senior Vice President, Finance, and Chief Financial Officer of Accuride Corporation, a manufacturer of wheel and wheel-end components for the commercial truck, passenger car and off-road vehicle industries, from 2015 to 2018. Mr. Hajost led the effort to recapitalize Accuride, then a public company listed on the New York Stock Exchange (NYSE: ACW), as a private company, resulting in Accuride being taken private by Crestview Partners. From 2008 to 2015, Mr. Hajost was Vice President, Treasury and Investor Relations, at Carpenter Technology Corporation (NYSE: CRS), a NYSE-listed manufacturer of specialty alloys and engineered products used in the aerospace & defense, energy, medical, automotive, and consumer & industrial markets. At Carpenter Technology, Mr. Hajost was responsible for world-wide management of treasury, financing and risk management activities. Prior to then, Mr. Hajost was employed in multiple finance and treasury positions, including at JBS Swift & Co. and Guidant Corporation. Mr. Hajost’s corporate career was preceded by five years of service as an officer in the U.S. Army where he attained the rank of Captain. Mr. Hajost obtained his M.B.A. from the Booth School of Business at the University of Chicago in 1992 and graduated from the United States Military Academy with a B.S. degree in Engineering in 1985. Mr. Hajost has no family relationships with any other director or executive officer of the Company.

The Employment Agreement provides for a four-year term commencing on February 7, 2022 and continuing through February 6, 2026. Under the Employment Agreement, Mr. Hajost will receive an annual base salary of $400,000. Additionally, the Employment Agreement provides that Mr. Hajost is entitled to the following one-time equity awards in connection with the commencement of his employment: (i) a restricted stock unit (“RSU”) award with a target grant date value of $150,000, which will vest on the one year anniversary of the commencement date; (ii) a RSU award with a target grant date value of $400,000, one-third of which will vest on each of the first, second and third anniversaries of the commencement date; and (iii) a stock option award with a target grant date value of $400,000, one-third of which will vest on each of the first, second and third anniversaries of the commencement date. The Employment Agreement also provides that upon satisfaction of performance targets to be established by the Board of Directors, Mr. Hajost will be entitled to receive an annual cash bonus award for each year having a target equal to 75% of annual base salary with a maximum of 100% of annual base salary.

The Employment Agreement states that each year during the term, and promptly following the commencement date of Mr. Hajost’s employment with respect to 2022, Mr. Hajost will receive a long term incentive award having a target grant date value of $400,000, of which 50% will be in the form of a performance stock award, vesting on the third anniversary of the grant date subject to satisfaction of the performance target established by the Board with respect to such award, and 50% will be in the form of stock options vesting in equal one-third installments on each of the first, second and third anniversaries of the grant date of such stock option.

Under the Employment Agreement, Mr. Hajost is also eligible to participate in employee benefit plans offered to the Company’s executives. Mr. Hajost will also be entitled to reimbursement for his relocation expenses from his current residence in Houston, Texas to Atlanta, Georgia up to an aggregate of $75,000, which amount will be grossed up for tax purposes. The Company will also provide Mr. Hajost an annual car allowance of $12,000.

Pursuant to the Employment Agreement, upon a termination of Mr. Hajost’s employment by the Company without cause, and provided that Mr. Hajost delivers to the Company a waiver and release of claims: (i) Mr. Hajost will continue to receive his base salary for 12 months, or 24 months if his employment is terminated by the Company or any successor of the Company either upon the occurrence of a change in control or within one year thereafter; and (ii) any unvested equity awards that are held by Mr. Hajost, other than any unvested performance stock award portion of any long term incentive award (an “excluded award”), will automatically vest and become exercisable (as applicable) as of the date of termination, provided that with respect to any excluded award, in the case of a termination in connection with a change in control, such long term incentive performance targets will be deemed achieved.

The Employment Agreement also contains certain restrictive covenants pursuant to which Mr. Hajost is subject to non-competition and non-solicitation obligations during the term thereof and for a period of 12 months following his termination or, if he is receiving 24 months of severance as a result of being terminated without cause in connection with a change of control, 24 months. The Employment Agreement also contains customary non-disparagement covenants and confidentiality obligations to which Mr. Hajost is subject.

All payments and benefits provided under the Employment Agreement will be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

(e)       As previously disclosed, the Company acquired Meredian Holdings Group, Inc. (“MHG”) by means of a merger (the “Merger”) on December 29, 2020. On January 16, 2022, the Board of Directors of the Company approved the assumption of the remaining authorized but unissued shares under MHG’s two legacy stock incentive plans (collectively, the “MHG Legacy Plans”) into the Company’s 2020 Long-Term Incentive Plan (the “2020 LTIP”). As a result of this action, the remaining shares of MHG common stock available for issuance under the MHG Legacy Plans (as adjusted by the merger consideration exchange ratio in connection with the Merger) (the “Adjusted Share Reserve”) will become available for future awards of Company common stock under the 2020 LTIP, and will not reduce the number of shares of Company common stock previously authorized for grant under the 2020 LTIP, provided that (i) such awards from the Adjusted Share Reserve may only be made to individuals who were not employees or members of the board of directors of the Company prior to the effective time of the Merger, (ii) such Adjusted Share Reserve shares will not be available for grants after May 4, 2026, the last day on which they would have been available for grant under the MHG Legacy Plans absent the Merger, and (iii) such awards from the Adjusted Share Reserve are otherwise made in accordance with applicable laws, rules and regulations.

Item 8.01	Other Events.

On January 20, 2022, the Company issued a press release relating to the hiring of Mr. Hajost. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 8.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is furnished pursuant to Item 8.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of January 16, 2022, between Michael A. Hajost and Danimer Scientific, Inc.
99.1	Press Release of Danimer Scientific, Inc., dated January 20, 2022. (furnished not filed)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 21, 2022

DANIMER SCIENTIFIC, INC.

By:	/s/ John A. Dowdy, III
Name: John A. Dowdy, III
Title: Chief Financial Officer

Exhibit 10.1

EMPLOYMENT AGREEMENT

Employment Agreement, dated as of January 16, 2022, by and between Danimer Scientific, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Michael A. Hajost (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, in accordance with the terms of this Employment Agreement (this “Agreement”);

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

a. General. The Company shall employ Executive and Executive shall be in the employ of the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein.

b. Employment Term. The term of employment under this Agreement (the “Term”) shall begin on February 7, 2022 (the “Effective Date”) and continue for four (4) years, ending on February 6, 2026, subject to earlier termination as provided in Section 3 below.

c. Positions. Executive shall initially serve as Special Advisor to the Chief Executive Officer until the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2021 and its related earnings release after which Executive will become the Company’s Chief Financial Officer, effective as of the later of the Form 10-K filing date and March 1, 2022. Executive’s responsibilities, duties and authority shall include those normally associated with such positions and as may from time to time be assigned to Executive by the Chief Executive Officer. Executive shall report directly to the Chief Executive Officer. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Chief Executive Officer may reasonably designate; provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Financial Officer. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not be increased on account of such additional service.

d. Duties. Executive shall devote his full working time, attention and efforts to the business and affairs of the Company (which shall include service to its subsidiaries), and shall use his best efforts, skills and abilities to promote the interests of the Company, and to diligently and competently perform the duties of his positions except during any paid vacation or other excused absence periods. Executive shall not engage in outside business activities (including serving on outside boards or committees) without the prior written consent of the Chief Executive Officer (which the Chief Executive Officer may grant or withhold in its sole and absolute discretion); provided that Executive shall be permitted to (i) have a direct and/or indirect ownership interest in any company that is not a competitor of the Company; (ii) serve on the board of directors of, or work for, any charitable, non-profit or community organization other than a competitor of the Company or where the Chief Executive Officer reasonably determines there is an actual conflict of interest; or (iii) pursue his personal financial and legal affairs, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder or violate any restrictive covenants applicable to Executive pursuant to any written agreement with the Company (including, without limitation, the restrictive covenants set forth in Section 5). Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive in advance of the effectiveness thereof.

e. Location. Executive shall perform his duties hereunder from Atlanta, Georgia, and agrees to travel for business purposes in such amount as is necessary in order for Executive to fully and competently perform his duties hereunder, including, but not limited to, periodic travel to the Company’s headquarters in Bainbridge, Georgia.

2. Compensation and Related Matters.

a. Annual Base Salary. During the Term while Executive is employed by the Company, Executive shall receive a base salary at a rate of Four Hundred Thousand Dollars ($400,000) per annum, which shall be paid in accordance with the customary payroll practices of the Company (such annual base salary, the “Annual Base Salary”), subject to withholding for applicable taxes and other amounts.

b. One Time Grant of Equity Awards. Executive shall be entitled to receive at or promptly following the Effective Date the following one-time equity awards: (i) a restricted stock unit (“RSU”) award with a target grant date value of $150,000, based on the Company’s standard valuation methodology, which will vest on the one year anniversary of the Effective Date, provided Executive is then employed by the Company; (ii) a RSU award with a target grant date value of $400,000, based on the Company’s standard valuation methodology, one-third of which will vest on each of the first, second and third anniversaries of the Effective Date, provided Executive is then employed by the Company; and (iii) a stock option award with a target grant date value of $400,000, based on the Company’s standard valuation methodology, one-third of which will vest on each of the first, second and third anniversaries of the Effective Date, provided Executive is then employed by the Company. Each of the equity awards described herein will be granted under, and subject to the terms of, the Company’s 2020 Long Term Incentive Plan. The grant date of the RSU awards will be the later of the Effective Date and the date on which a registration statement on Form S-8 registering the RSUs issuable under the awards has been declared effective by the Securities and Exchange Commission.

c. Annual Cash Bonus. In addition to the Annual Base Salary described above, Executive shall be eligible to receive an annual performance cash bonus (the “Annual Cash Bonus”). Executive’s target Annual Cash Bonus will be seventy five percent (75%) of Annual Base Salary; provided, that the actual Annual Cash Bonus payable to Executive will be based on achieving target Company financial objectives and qualitative objectives as determined annually by the Board or the Compensation Committee of the Board. The maximum Annual Cash Bonus that can be achieved will be one hundred percent (100%) of Annual Base Salary. The Annual Cash Bonus, as so determined by the Board or the Compensation Committee of the Board, shall be payable to the Employee no later than the date that is two weeks after the filing of the Company’s Form 10-K for the year in which it was earned.

d. Long Term Incentive Award. Each year during the term of this Agreement, Executive will receive a long term incentive award (the “Long Term Incentive Award”), having a target grant date value of $400,000, based on the Company’s standard valuation methodology, of which 50% shall be in the form of performance stock awards and 50% shall be in the form of stock options. Each performance stock award shall vest on the third anniversary of the grant date of such award and subject to satisfaction of the performance target thereunder that shall be established by the Board for each such year (the “Long Term Incentive Performance Targets”). Each stock option shall vest in equal one-third installments on each of the first, second and third anniversaries of the grant date of such stock option. The grant date of the initial performance stock award under this Section 2(d) will be the later of the Effective Date and the date on which a registration statement on Form S-8 registering the shares issuable under such award has been declared effective by the Securities and Exchange Commission.

e. Benefits and Related Matters. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements as the Company may from time to time offer to provide to its executives, including, but not limited to, medical/dental coverage, a life insurance program (with buy-up option, if available), 401(k) plan, each consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit. The Company will also make available to Executive during the Term an annual car allowance of $12,000.

f. Vacation; Holidays. Executive shall be entitled to 25 days’ vacation per year taken in increments of no more than 5 working days at a time or such greater number of working days at a time as may be approved by the Chief Executive Officer in his sole discretion (vacation time shall not accumulate from year to year unless approved in advance by the Chief Executive Officer or required by applicable law). In addition, the Company offers employees time off for standard Company holidays in accordance with the Company policies in effect from time to time.

g. Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy, including travel among the Company’s locations.

h. Relocation Expense Reimbursement. Executive shall be reimbursed for his relocation expenses from his current residence in Houston, Texas to Atlanta, Georgia up to $75,000, which shall be grossed up for tax purposes, upon submission of receipts evidencing such expenses.

i. Indemnification. The Company hereby agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted under the organizational documents of the Company and applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages (including advancement of fees and expenses) resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company hereunder. The Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other officers and directors. The foregoing obligations shall survive the termination of Executive’s employment with the Company and shall be in addition to any other indemnification rights Executive is entitled to, under existing or future indemnification agreements or otherwise.

j. Representation. Executive represents and warrants that he is not party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to previous employment containing confidentiality or noncompetition covenants, which limit the ability of Executive to perform his duties under this Agreement. Executive further represents and warrants that he is not presently nor has he ever been the subject of or a party to any charge, complaint, government agency investigation or proceeding, disciplinary action, arbitration or litigation involving a claim of employment discrimination, retaliation or harassment, including sexual harassment. The Parties further acknowledge and agree that the Company is not entering into this Agreement in order to obtain from Executive any confidential or trade secret information of any former employers of Executive, and the Company will not ask Executive to use or disclose such confidential and trade secret information in Executive’s employment with the Company. Executive agrees that he has a continuing obligation not to use or disclose the confidential and trade secret information of his former employers, and, by entering into this Agreement, Executive acknowledges and agrees he will not use or disclose any of the confidential and trade secret information of his former employers.

3. Termination.

a. Circumstances. This Agreement may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

i. Death. Executive’s employment hereunder shall terminate upon Executive’s death.

ii. Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

iii. Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

iv. Termination without Cause. The Company may terminate Executive’s employment without Cause.

v. Resignation from the Company. Executive may resign Executive’s employment with the Company for any reason upon 30 days’ advance written notice to the Company.

b. Notice of Termination. During the Term, any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i) above) shall be communicated by a written notice (a “Notice of Termination”) to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination (as defined below). The failure by either Party to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the Party hereunder or preclude the Party from asserting such fact or circumstance in enforcing the Party’s rights hereunder.

c. Termination Date. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company and all of its affiliates, which, if Executive’s employment is terminated as a result of Executive’s death, will be the date of Executive’s death, and otherwise shall be the date specified in a Notice of Termination. Except in the case of a termination pursuant to Sections 3(a)(i) and (iii) above, the Date of Termination shall be at least thirty (30) days following the date of the Notice of Termination; provided, however, that the Company may deliver a Notice of Termination to Executive that specifies any Date of Termination that occurs on or after the date of its Notice of Termination and, in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs on or following the date of the Notice of Termination and is prior to the Date of Termination specified in the Notice of Termination.

d. Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4. Obligations upon a Termination of Employment.

a. Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a) above, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive, payable in accordance with applicable law; (ii) any accrued but unpaid paid vacation owed to Executive pursuant to Section 2(f) above, if applicable; (iii) any expenses owed to Executive pursuant to Section 2(g) above; and (iv) any amount accrued and vested and arising from Executive’s participation in, or benefits accrued and vested under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law or as specifically provided in a Company Arrangement, this Section 4 or otherwise in this Agreement, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

b. Executive’s Obligations upon Termination.

i. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided the Company shall indemnify and hold harmless Executive with respect to any such cooperation and reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

ii. Return of Company Property. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.

c. Severance Payments upon a Termination without Cause or Change in Control. If, during the Term, Executive’s employment terminates pursuant to Section 3(a)(iv) above, or if Executive’s employment is terminated by the Company or any successor of the Company either upon the occurrence of a Change in Control (as defined below) or within one year thereafter, then, subject to Executive’s delivery to the Company of an executed waiver and release of claims agreement in the form attached hereto as Exhibit A (the “Release”) that becomes effective and irrevocable in accordance with Section 9(l)(vi) below, and Executive’s continued compliance with Section 5 below, Executive shall receive, in addition to payments and benefits set forth in Section 4(a) above, the following:

i. (A) in the event that Executive’s employment is terminated by the Company pursuant to Section 3(a)(iv), the Company shall be obligated to continue to pay Executive’s Annual Base Salary in effect as of the date of termination for twelve (12) months following the date Executive’s employment is terminated and (B) in the event that Executive’s employment is terminated by the Company or any successor of the Company either upon the occurrence of a Change in Control or within one year thereafter, the Company shall be obligated to continue to pay Executive’s Annual Base Salary in effect as of the date of termination for 24 months following the date Executive’s employment is terminated, in either case in accordance with the Company’s standard payroll practices and subject to applicable federal and state withholding taxes; and

ii. notwithstanding anything to the contrary in any applicable Company equity plan or award agreement, any unvested equity awards held by Executive that are outstanding immediately prior to the Date of Termination, other than any unvested performance stock award portion of any Long Term Incentive Award (the “Excluded Award”), shall automatically vest and become exercisable (as applicable) as of the Date of Termination; provided that with respect to any Excluded Award, the Long Term Incentive Performance Targets established with respect to such Excluded Award shall be deemed achieved in the event that such termination arises in connection with a Change in Control.

For purposes of this Agreement, the “Payment Date” means the 65th day after the Termination Date.

d. Certain Reductions. The Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to, payments or benefits pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (ii) any Company policy or practice providing for Executive to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of Executive’s employment. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation. Any reductions pursuant to this Section 4(d) shall be applied in a manner that complies with Section 409A of the Code.

e. Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 of this Agreement will survive the termination of Executive’s employment and the termination of the Term.

5. Restrictive Covenants and Confidentiality.

a. Executive hereby agrees that Executive shall not, at any time during the Restricted Period, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) any business or activity which is competitive with any service or product offering of the Company or any entity owned by the Company anywhere in the United States or in any other jurisdiction in which the Company operates. For these purposes, “competitive” entities shall consist of businesses that are competitive with, or substantially similar to, the Company’s business as of the date of such determination. Notwithstanding the foregoing, Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

b. Executive hereby agrees that Executive shall not, at any time during the Restricted Period, directly or indirectly, either for himself or on behalf of any other Person, (i) recruit or otherwise solicit or induce any employees, suppliers or customers of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the Date of Termination or who thereafter becomes employed by the Company. For these purposes, a “customer” of the Company shall be all Persons that have actually used the Company’s services or purchased its products at any time prior to the expiration of the Restricted Period.

c. Except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder, Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any other Person, any Proprietary Information after the Date of Termination (i) will continue so long as such Proprietary Information is not generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company and (ii) will not apply to Proprietary Information that was in Executive’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company (as shown by Executive’s then-contemporaneous written records). The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

d. Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his possession, custody or control.

e. Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

f. Executive agrees not to disparage the Company, any of its products, services or practices, or any of its directors, officers, agents, representatives, equity holders or affiliates, either orally or in writing, at any time; provided that Executive may confer in confidence with Executive’s legal representatives and make truthful statements as required by law.

g. Upon termination of Executive’s employment with the Company for any reason, the Company agrees not to disparage Executive, either orally or in writing, at any time and will respond to all inquiries regarding Executive in accordance with the Company’s standard human resources policy which is only to confirm title and dates of employment; provided that the Company may confer in confidence with the Company’s legal representatives and make truthful statements as required by law. For purposes of the immediately preceding sentence, the Company refers only to the Company as a corporate entity and not any of its individual officers, directors, employees or representatives. The Company shall also instruct its directors, officers and senior management to neither disparage Executive nor respond to any inquiries regarding Executive, but rather to refer any such inquiries directly to the Company.

h. In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by Executive of the provisions of this Section 5 shall toll the running of any time periods set forth in this Section 5 for the duration of any such breach or violation.

i. As used in this Section 5, the term “Company” shall include the Company and any parent, affiliated, related and/or direct or indirect subsidiary entity thereof.

6. Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements or other payments or benefits provided to Executive under this Agreement, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7. Certain Definitions.

a. “Board” shall mean the Board of Directors of the Company or an authorized committee of the Board.

b. “Cause” shall mean any of the following:

i. breach by Executive of any material provision of this Agreement and, only if such material breach is capable of being cured, the expiration of a fifteen (15) day cure period for such breach after written notice thereof has been given to Executive;

ii. Executive’s gross negligence or willful misconduct in connection with the performance of his duties under this Agreement;

iii. Executive’s refusal to perform any reasonable directive of the Chief Executive Officer or the Board;

iv. fraud, criminal conduct or embezzlement by Executive;

v. Executive’s misappropriation for personal use of any assets (having in excess of nominal value) or business opportunities of the Company; or

vi. Executive’s violation of the Company’s policies prohibiting unlawful employment discrimination, retaliation or harassment, including sexual harassment which includes but is not limited to engaging in or aiding and abetting any act of employment discrimination, retaliation or harassment including sexual harassment.

c. “Change in Control” of the Company shall be deemed to have occurred in the event that: (i) individuals who, as of the Effective Date, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual was a member of the Board as of the Effective Date; (ii) the Company shall have been sold by either (A) a sale of all or substantially all its assets, or (B) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (C) a tender offer, whether solicited or unsolicited; or (iii) any party, other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of voting securities of the Company representing 40% or more of the total voting power of all the then-outstanding voting securities of the Company.

d. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

e. “Disability” shall mean any physical or mental disability or infirmity of Executive that has prevented the performance of Executive’s duties for a period of (i) 90 consecutive days or (ii) 120 non-consecutive days during any 12 month period; provided, however, that any leave of absence under the Family and Medical Leave Act or other medical leaves permitted by the Company to other employees generally shall be excluded from this definition. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld).

f. “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

g. “Restricted Period” shall mean the period from the Effective Date through the 12 month anniversary of the Date of Termination or, if severance is being paid in accordance with Section 4(c)(i)(B), through the 24 month anniversary of the Date of Termination.

8. Parachute Payments.

If it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to Executive or for his benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company and Executive shall consult together in good faith to attempt to reach a mutually acceptable agreement to restructure such Payments or otherwise amend this Agreement to minimize any such Excise Tax, taking into consideration any issues that may arise under Section 409A of the Code.

9. Miscellaneous Provisions.

a. Governing Law, Venue, Waiver of Jury Trial. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of Delaware, and where applicable, the laws of the United States. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the Delaware Chancery Court, or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware, and the parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and the parties hereby irrevocably consent to the jurisdiction of such courts in any legal or equitable proceedings related to such disputes and waive, to the fullest extent permitted by law, any objection which either of them may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such courts is improper or that such proceedings have been brought in an inconvenient forum. The Parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the Party in question. The Parties hereto irrevocably waive the right to a jury trial in connection with any action arising under this Agreement or the employment of Executive.

b. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

c. Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (i) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (ii) when sent, if sent via email, provided, however, that no undeliverable message is received by the sender, or (iii) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number, or email address of such Party set forth below and marked to the attention of the designated individual as follows:

(A) if to the Company, to the Chief Executive Officer at the Company’s headquarters,

(B) if to Executive, to the last address that the Company has in its personnel records for Executive, or

(C) at any other address as any Party shall have specified by notice in writing to the other Party.

d. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile, PDF or other electronic means shall be deemed effective for all purposes.

e. Entire Agreement. The terms of this Agreement, any indemnification agreement between the Company and Executive, and any equity award agreement between the Company and Executive are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including without limitation any other prior employment agreement or offer letter between Executive and the Company. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

f. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

g. Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

h. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

i. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

j. Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

k. Recovery of Compensation. All payments and benefits provided under this Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.

l. Section 409A.

i. General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

ii. Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

iii. Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

iv. Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

v. Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

vi. Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (A) the Company shall deliver the Release to Executive within ten (10) business days following Executive’s Date of Termination, (B) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (C) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 9(l)(vi), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 9(l)(vi)(C), on the first payroll period to occur in the subsequent taxable year, if later.

10. Acknowledgements.

Each Party acknowledges that such Party has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the other Party hereto, other than those contained in writing herein, and has entered into this Agreement freely based on such Party’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

DANIMER SCIENTIFIC, INC.

By:	/s/ Stephen E. Croskrey
Name:	Stephen E. Croskrey
Title:	Chief Executive Officer

EXECUTIVE

/s/ Michael A. Hajost
Michael A. Hajost

(Signature Page to Amended and Restated Employment Agreement)

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